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                                                                      Exhibit 21


                          LIST OF SUBSIDIARIES OF REGISTRANT



               Altris Group, Ltd.

               Altris Software Enterprises, Ltd

               Trimco International, Ltd

               Altris International, Ltd

               Imagen Enterprises Ltd

               Altris Software (Florida), Inc.

               Micro Synergy Associates, Inc., a Florida corporation

               Trimco Document Management, Inc.

               Optigraphics Corporation, a California corporation

               Optigraphics International Corporation, a California corporation (a subsidiary of Optigraphics Corporation)

               Alphamation Incorporated, a California corporation